EXHIBIT 99.2

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2019 AND 2018

WITH

INDEPENDENT AUDITOR’S REPORT

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2019 and 2018

TABLE OF CONTENTS

Page

Independent Auditor’s Report	1

Consolidated Financial Statements:

Consolidated Balance Sheets	2

Consolidated Statements of Income	3

Consolidated Statements of Stockholders’ Equity	4

Consolidated Statements of Cash Flows	5

Notes to Consolidated Financial Statements	6 - 15

INDEPENDENT AUDITOR’S REPORT

Board of Directors

Galaxy Tool Holding Corporation and Subsidiary

Winfield, KS

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Galaxy Tool Holding Corporation and Subsidiary, which comprise the consolidated balance sheets as of December 31, 2019 and 2018, the related consolidated statements of income, stockholders’ equity and cash flows for the years then ended and the related notes to consolidated financial statements (collectively, the financial statements).

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Galaxy Tool Holding Corporation and Subsidiary as of December 31, 2019 and 2018, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

April 14, 2020

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

December 31, 2019 and 2018

ASSETS

	2019	2018
CURRENT ASSETS
Cash	$526,621	$1,273,558
Accounts receivable less allowance for doubtful accounts of $10,000 and $28,800	5,173,138	4,496,276
Inventories	2,648,022	1,706,483
Income taxes receivable	—	84,027
Prepaid expenses	201,966	160,536

Total current assets	8,549,747	7,720,880

PROPERTY, PLANT AND EQUIPMENT
Land	9,000	9,000
Buildings and improvements	7,521,014	7,461,251
Machinery and equipment	16,191,227	15,703,441
Computer hardware and software	1,550,952	1,347,794
Office furniture and fixtures	180,021	167,164
Construction in progress	268,015	—

	25,720,229	24,688,650
Less accumulated depreciation	14,221,572	12,333,891

Net property and equipment	11,498,657	12,354,759

OTHER ASSETS
Goodwill	3,302,091	3,302,091

	$23,350,495	$23,377,730

LIABILITIES AND STOCKHOLDERS’ EQUITY

	2019	2018
CURRENT LIABILITIES
Current maturities of long-term debt	$625,537	$7,375,180
Current maturities of capital lease obligation	236,861	204,671
Current revolving lines-of-credit	5,260,900	6,075,000
Accounts payable	2,275,252	1,592,278
Accrued expenses	2,680,934	2,709,805
Contract liabilities	157,560	148,715
Income taxes payable	23,940	—

Total current liabilities	11,260,984	18,105,649
LONG-TERM LIABILITIES
Long-term debt, less current maturities	6,562,726	1,436,192
Long-term capital lease, less current maturities	355,540	592,000
Deferred income taxes	195,000	686,000

Total liabilities	18,374,250	20,819,841

STOCKHOLDERS’ EQUITY
Preferred stock, Series A, par value $.01 per share; 5,000,000 shares authorized and 4,111,907 shares issued and outstanding, total liquidation preference of outstanding shares of $20,174,498; net of offering costs of $83,200	4,028,707	4,028,707
Preferred stock, Series B, par value $.01 per share; 5,000,000 shares authorized and 4,438,093 shares issued and outstanding, total liquidation preference of outstanding shares of $8,608,917; net of offering costs of $300,000	4,138,093	4,138,093
Preferred stock, Series C, par value $.01 per share; 1,000,000 shares authorized and 927,480 shares issued and outstanding, total liquidation preference of outstanding shares of $13,300,209	3,246,178	3,246,178
Preferred stock, Series D, par value $.01 per share; 1,000,000 shares authorized and 333,799 shares issued and outstanding, total liquidation preference of outstanding shares of $9,188,668	4,105,731	4,105,731
Preferred stock, Series E, par value $.01 per share; 200,000 shares authorized and 144,259 shares issued and outstanding, total liquidation preference of outstanding shares of $27,743,759	10,520,000	10,520,000
Common stock, Class A, par value $.01 per share; 200,000 shares authorized and 92,657 shares issued and outstanding	927	927
Common stock, Class B, par value $.01 per share; 50,000 shares authorized and 48,093 shares issued and outstanding	481	481
Common stock, Class C, par value $.01 per share; 1,000 shares authorized and 1,000 shares issued and outstanding; issued for no consideration	—	—
Additional paid-in capital	99,000	99,000
Accumulated deficit	(14,111,394)	(16,529,750)
Excess of consideration paid over consideration contributed by continuing stockholder interests	(7,051,478)	(7,051,478)

Total stockholders’ equity	4,976,245	2,557,889

	$23,350,495	$23,377,730

The accompanying notes are an integral part

of these consolidated financial statements.

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2019 and 2018

	2019	2018
Net sales	$26,813,558	$26,748,477
Cost of goods sold	20,850,072	22,455,528

Gross profit	5,963,486	4,292,949
General and administrative expenses	2,856,202	1,931,492

Operating profit	3,107,284	2,361,457
Interest expense and exit fee	1,105,836	3,129,663

Profit (loss) before income taxes	2,001,448	(768,206)
Income tax benefit	416,908	1,082,134

Net income	$2,418,356	$313,928

The accompanying notes are an integral part

of these consolidated financial statements.

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Years Ended December 31, 2019 and 2018

										Excess of Consideration Paid over Consideration Contributed by Continuing Stockholder Interests

								Additional Paid-in Capital	Retained Earnings (Deficit)
	Preferred Stock					Common Stock
	Series A	Series B	Series C	Series D	Series E	Class A	Class B				Total
Balance, December 31, 2017	$4,028,707	$4,138,093	$3,246,178	$4,105,731	$10,520,000	$927	$481	$99,000	$(16,843,678)	$(7,051,478)	$2,243,961
Net income	—	—	—	—	—	—	—	—	313,928	—	313,928

Balance, December 31, 2018	4,028,707	4,138,093	3,246,178	4,105,731	10,520,000	927	481	99,000	(16,529,750)	(7,051,478)	2,557,889
Net income	—	—	—	—	—	—	—	—	2,418,356	—	2,418,356

Balance, December 31, 2019	$4,028,707	$4,138,093	$3,246,178	$4,105,731	$10,520,000	$927	$481	$99,000	$(14,111,394)	$(7,051,478)	$4,976,245

The accompanying notes are an integral part

of these consolidated financial statements.

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2019 and 2018

	2019	2018
Cash flows from operating activities:
Net income	$2,418,356	$313,928
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	2,091,373	1,988,054
Deferred income tax benefit	(491,000)	(914,000)
Gain on sale of equipment	(18,445)	(223,147)
Change in operating assets and liabilities:
Accounts receivable	(676,862)	839,850
Inventories	(941,539)	369,965
Prepaid expenses	(41,430)	(33,480)
Income taxes	107,967	(201,194)
Accounts payable and accrued expenses	654,103	(223,377)
Contract liabilities	8,845	(40,190)

Net cash from operating activities	3,111,368	1,876,409

Cash flows from investing activities:
Purchase of property, plant and equipment	(1,381,826)	(1,679,523)
Proceeds from sale of property, plant and equipment	165,000	231,000

Net cash from investing activities	(1,216,826)	(1,448,523)

Cash flows from financing activities:
Net activity on revolving lines-of-credit	(814,100)	1,075,000
Borrowings on capital lease obligations	—	723,313
Principal payments on capital lease obligations	(204,270)	(115,642)
Principal payments on long-term debt	(1,623,109)	(1,258,008)

Net cash from financing activities	(2,641,479)	424,663

Change in cash	(746,937)	852,549
Cash at beginning of year	1,273,558	421,009

Cash at end of year	$526,621	$1,273,558

Supplemental disclosure of cash flow information:
Interest expense and exit fee paid	$1,105,836	$3,214,935

The accompanying notes are an integral part

of these consolidated financial statements.

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	BUSINESS OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Operations—Galaxy Tool Holding Corporation and Subsidiary (d/b/a Galaxy Technologies) (Company) is in the business of manufacturing and designing precision tools and parts, fabricating steel and aluminum assemblies and producing secondary equipment for the customers in the aerospace industry. Additionally, the Company serves customers in the plastic products industry with manufacturing and repairing injection and blow molds and designing component parts and secondary equipment. The Company’s customers are located throughout the United States and internationally. The Company is headquartered in Winfield, Kansas, where it has a manufacturing facility.

Principles of Consolidation—The accompanying consolidated financial statements include the accounts of Galaxy Tool Holding Corporation and its wholly-owned subsidiary, Galaxy Technologies, Inc. All material intercompany related party balances and transactions have been eliminated in the consolidation.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect: (1) the reported amounts of assets and liabilities, (2) disclosures such as contingencies, and (3) the reported amounts of revenues and expenses included in such financial statements. Actual results could differ from those estimates.

Cash—Cash includes currency on hand and demand deposits with banks. The Company maintains its cash in bank deposit accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

Accounts Receivable—Receivables are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history and current economic conditions. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received.

A trade receivable is considered to be past due if any portion of the receivable balance is outstanding for more than 30 to 60 days, depending on the customer. Interest is not charged on past due accounts.

Inventories—Inventories are stated at the lower of cost or net realizable value, with cost determined by the first-in, first-out (FIFO) method. Work-in-process includes material, labor and allocable factory overhead costs.

Property, Plant and Equipment—Property, plant and equipment are carried at cost. Depreciation is computed using the straight-line method, using estimated useful lives. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income.

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	BUSINESS OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The cost of maintenance and repairs is charged to income as incurred; significant renewals and betterments are capitalized. Deduction is made for retirements resulting from renewals or betterments. Estimated useful lives and recovery periods are as follows:

Useful Lives

Buildings and improvements	40 years
Machinery and equipment	3 to 10 years
Computer hardware and software	3 to 10 years
Office furniture and fixtures	3 to 10 years

Goodwill - Goodwill is subject to an impairment test annually as well as when an event triggering impairment may have occurred. To determine if any impairment exists, the carrying value of the Company is compared to its estimated fair value. The Company has elected to perform its annual analysis during the fourth quarter. There were no impairment losses recognized for the years ending December 31, 2019 or 2018.

Impairment of Long-Lived Assets - Long-lived assets, other than goodwill, are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated future net cash flows (undiscounted and without interest charges) expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. There were no impairment losses recognized for the years ending December 31, 2019 or 2018.

Income Taxes - Deferred tax assets and liabilities are recognized for temporary differences and loss carryforwards. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. When applicable, deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of all the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Company recognizes the financial statement effects of a tax position only when it believes it can more likely than not sustain the position upon an examination by the relevant tax authority.

Change in Accounting - Effective January 1, 2019, the Company adopted Revenue from Contracts with Customers. This new guidance outlines a comprehensive model for companies to use in accounting for revenue arising from contracts with customers and supersedes most existing revenue recognition guidance, including industry-specific guidance.

As a result of the adoption of the new guidance, the Company evaluated its existing revenue stream and revenue recognition policies and determined that the current accounting policies remain unchanged.

The Company elected a modified retrospective adoption method and applied the changes to all contracts as of January 1, 2019, and there was no effect on retained earnings as a result of adoption.

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	BUSINESS OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition - The Company derives its revenues primarily from the design, manufacturing, and assembly of production tooling for the aerospace, defense, and plastic markets. Revenue is recognized when control of these products or services is transferred to its customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products and services. Shipping and handling activities are performed after a customer obtains control of the related products and are accounted for as a fulfillment cost recorded in cost of sales. Incidental items that are immaterial in the context of the contract are recognized as expense when incurred. The Company does not have any significant financing components as payment is received at or shortly after the point of sale. Costs incurred to obtain a contract will be expensed as incurred when the amortization period is less than a year.

Advanced customer payments are recognized as contract liabilities on the balance sheet when received. The Company reduces the contract liability when the revenue is recognized.

All revenue related to the sale of production tooling is derived from performance obligations that are satisfied at a point in time. The Company’s principal terms of sale are FOB shipping point, and the Company transfers control and records revenue upon shipment to the customer.

Advertising Costs - The Company expenses costs of advertising as they are incurred. Advertising expense for the years ended December 31, 2019 and 2018 was $40,798 and $35,457, respectively.

Accounting Policies not yet Adopted - Accounting Standards Update, Leases, eliminates the concept of operating leases and includes substantial changes for accounting by lessees; existing operating leases and all new leases, unless immaterial, will require balance sheet recognition (right to use asset and lease liability). The standard is expected to be effective for the Company with its 2021 year. The Company is evaluating the potential effects on the consolidated financial statements.

Subsequent Events - Subsequent to the financial statement date but prior to the issuance of this report it was determined that the Company may face a period of uncertainty regarding the potential impact of COVID-19 on revenues, employment and availability of some materials. At this time, neither the duration nor scope of possible disruption can be predicted.

Subsequent events have been evaluated through April 14, 2020, which is the date the financial statements were available to be issued.

2.	BUSINESS ACQUISITION

On August 22, 2008, the Company acquired 100% of the stock of Galaxy Tool Corporation and its subsidiary, Encompass Tool & Machine, Inc., under the terms of a stock purchase agreement. The stock purchase transaction was accounted for in accordance with EITF Issue No. 88-16, Basis in Leveraged Buyout Transactions, and EITF Issue No. 90-12, Allocating Basis in Individual Assets and Liabilities for Transactions Within the Scope of EITF Issue No. 88-16. The aggregate purchase price was allocated to the assets and liabilities of the Company based upon an allocation of their respective carryover and fair market values.

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	BUSINESS ACQUISITION (CONTINUED)

The carryover interest on the transaction was 38.6%. The portion of the acquisition recognized at fair value was 61.4%. The caption “consideration paid over consideration contributed by continuing stockholder interests” within the equity section of the accompanying balance sheets represents the difference between the fair value and the carrying value of the 38.6% carryover interest.

3.	INVENTORIES

Inventories consist of the following at December 31:

	2019	2018
Raw materials	$289,377	$139,760
Work-in-process	2,358,645	1,566,723

	$2,648,022	$1,706,483

Due to higher than expected costs related to certain projects, management conducted a thorough review of all wok-in-process jobs. As a result, a provision for inventory losses of $25,000 and $33,203 is included in work-in-process as of December 31, 2019 and 2018, respectively. These provisions are based on the Company’s best estimates of product sales prices and expected remaining costs to complete a job.

4.	CAPITAL LEASE OBLIGATIONS

Capital lease obligations have maturities occurring through 2022. Interest rates on the capital lease obligations are 5.15% and 8.50%. The leases are used for the purchase of machinery and equipment. At December 31, 2019, monthly lease payments were $21,638.

At December 31, machinery and equipment include the following amounts for the capitalized lease:

	2019	2018
Machinery and equipment	$1,205,907	$1,205,907
Less accumulated depreciation	334,762	122,490

	$871,145	$1,083,417

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.	CAPITAL LEASE OBLIGATIONS (CONTINUED)

As of December 31, 2019, future minimum lease payments for the capital lease obligation are as follows:

2020	$259,659
2021	259,659
2022	112,169

Total minimum lease payments	631,487
Less amount representing interest	39,086

Present value of net minimum lease payments	592,401
Less current maturities	236,861

Capital lease obligation, less current maturities	$355,540

5.	REVOLVING LINES-OF-CREDIT AND LONG-TERM DEBT

The Company has a $2,000,000 revolving line-of-credit agreement with a financial institution, subject to collateral based limitations, maturing May 1, 2020. Borrowing under the agreement totaled $0 and $1,075,000 at December 31, 2019 and 2018, respectively. The unpaid principal balance carries a variable interest rate at the Prime rate plus 1% that adjusts daily, 5.75% as of December 31, 2019. At December 31, 2019, the line-of-credit had $2,000,000 of availability.

The Company has a capital expenditure loan agreement with an aggregate borrowing limit of $1,304,500. At December 31, 2019, the Company has used $260,900 and has $1,043,600 available. Interest on the advanced amount is fixed at 5.25% and is due monthly. All outstanding principal and accrued unpaid interest is due on maturity of May 1, 2020. This line-of-credit is collateralized by equipment.

The Company has a revolving line-of-credit agreement with a stockholder of the Company that expires August 22, 2021. Under the agreement, the Company may borrow up to $5,000,000.

The unpaid principal balance carries an interest rate of LIBOR plus 4.5% calculated at the first of each month with a minimum of 6.5%. The interest rate as of December 31, 2019 was 6.5%. This revolving line-of-credit is also subject to an unused revolving commitment fee of 1% each month prior to the maturity date, as well as the terms and conditions that are outlined in the security agreement applicable to the subordinated notes payable shown below. At December 31, 2019, the line-of-credit was fully drawn.

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.	REVOLVING LINES-OF-CREDIT AND LONG-TERM DEBT (CONTINUED)

Long-term debt at December 31 consists of the following:

	2019	2018
Note payable to a bank, due in monthly payments of $33,680 including interest at 4.50% through November 2019 and 5.25% through maturity in March of 2022. The loan is collateralized by equipment.	$833,551	$1,189,890
Note payable to a bank, due in monthly payments of $26,005 including interest at 4.50% through June 2019 and 4.95% through maturity in October of 2024. The loan is collateralized by a building.	1,354,712	1,595,967
Note payable to a bank; due in monthly payments of $16,407 including interest at 5.95%. This note was paid in full in 2019.	—	497,885
Note payable to a bank; due in monthly payments of $10,516 including interest at prime plus 1.25%. This note was paid in full in 2019.	—	279,766
Note payable to a bank; due in monthly payments of $12,498 including interest at 5.95%. This note was paid in full in 2019.	—	247,864

Subordinated notes payable to a stockholder of the Company; interest at the greater of 10% or a floating rate equal to the LIBOR plus 6.0% (the rate was 10% at December 31, 2019); due in full in August 22, 2021. The loan is collateralized by substantially all assets of the Company. The note is subordinated to the bank debt. Under the terms of the subordinated note payable agreement, the Company is subject to certain restrictions, which include, but are not limited to, making equity distributions; limitations on indebtedness, capital expenditures, management fees and leases; and restrictions on investments. The note also provides for an exit fee that is the greater of $4,250,000 or 8.6% per annum of the outstanding principal balance ($1,602,295 at December 31, 2019), payable upon any change of control that occurs prior to the payoff of the amounts due under the note. For the years ending December 31, 2019 and 2018, the Company prepaid $0 and $2,000,000, respectively, of the exit fee and is included in interest expense and exit fee on the consolidated statements of income. Through 2019 the Company has made payments totaling $2,000,000 towards the exit fee.

	5,000,000	5,000,000

	7,188,263	8,811,372
Less current maturities	625,537	7,375,180

	$6,562,726	$1,436,192

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.	REVOLVING LINES-OF-CREDIT AND LONG-TERM DEBT (CONTINUED)

Annual maturities of long-term debt at December 31, 2019, are as follows:

Year ending December 31,
2020	$625,537
2021	5,652,045
2022	351,474
2023	289,826
2024	269,381

$7,188,263

The notes payable above contain certain restrictive covenants common to these arrangements.

6.	INCOME TAX

Deferred taxes consist of the following at December 31:

	2019	2018
Accounts receivable	$3,000	$7,000
Accrued expenses	16,000	71,000
State credit carryforwards expire beginning in 2026	671,000	685,000
Interest expense limitation	341,000	451,000
Federal credits	1,091,000	544,000
Prepaid expenses	(53,000)	(28,000)
Property, plant and equipment	(1,662,000)	(1,764,000)

	407,000	(34,000)
Less valuation allowance	(602,000)	(652,000)

Deferred tax liabilities	$(195,000)	$(686,000)

At December 31, 2019 and 2018, the Company has state tax credits totaling $671,000 and $685,000, respectively. Management determined that some of these carryforwards may expire before they are utilized and has established a valuation allowance to offset a portion of these tax assets, to the extent they will not be used to reduce future deferred tax liabilities. The valuation allowance decreased by $50,000 in the current year due to changes in the estimates and utilization of some of these credits.

Income tax expense (benefit) for the years ended December 31 is comprised of the following:

	2019	2018
Current	$74,092	$(168,134)
Deferred	(491,000)	(914,000)

Total	$(416,908)	$(1,082,134)

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.	INCOME TAX (CONTINUED)

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income from operations because of state taxes, federal and state tax credits and nondeductible expenses.

7.	EMPLOYEE BENEFIT PLAN

The Company has a defined contribution plan covering all employees meeting the eligibility requirements of the plan. The Company contributes a discretionary percentage of employee contributions as determined annually by the Board of Directors. Retirement plan matching expense for the years ended December 31, 2019 and 2018 was $76,130 and $81,226, respectively.

8.	OPERATING LEASES

The Company leases equipment under month to month arrangements and operating leases expiring in years through 2021. Total rent expense under all operating leases amounted to $166,231 and $206,682 for the years ended December 31, 2019 and 2018, respectively.

The following is a schedule of future minimum rental payments required under the noncancelable operating leases as of December 31, 2019:

Year Ending December 31,
2020	$86,004
2021	43,002

$129,006

9.	COMMON AND PREFERRED STOCK

Common stock consists of Class A, B and C shares. Class A and B shares are voting. Class C shares are non-voting. Upon a triggering event, such as a letter of intent to sell the Company, failure to meet certain EBITDA levels or a default under the loan agreements, the Class B shares may become Class A shares at the option of the holder. Upon corporate liquidation or dissolution, after preferred shareholders receive their liquidation value, the remaining proceeds are divided between Class A and B shares, except that the proceeds allocated to Class B shares are allocated in part to Class C shares based on certain internal rates of return earned by one of the principal stockholders on his preferred and common stock investment in the Company.

Preferred stock consists of series A, B, C, D and E shares carried at the original issue price of $1 per share for Series A and B, $3.50 for Series C, $12.30 for Series D and $100 for Series E. All shares are designated as nonvoting. However, a majority of Series A, C, D and E shareholders must approve certain corporate matters of significance, including amendments to the Articles of Incorporation, share issuances or redemptions, asset or stock sales or mergers, hiring of a Chief Executive Officer and change in number of board members. Dividends on the shares are payable when

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.	COMMON AND PREFERRED STOCK (CONTINUED)

and if declared by the board. Dividends compound annually and are cumulative. Dividend rates are 15% on Series A shares, 6% on Series B, 15% on Series C and 6% on Series D (prior to February 28, 2013 the dividend rate was 17.5% on Series D) and 17.75% of Series E. Series E shares have first priority in liquidation or dissolution, receiving their original issuance price plus unpaid dividends. Series D shares have second priority in liquidation or dissolution, receiving their original issuance price plus unpaid dividends. Series C shares have third priority receiving 1.5 times their original issuance price plus unpaid dividends; followed by Series A shares and lastly Series B shares, both of which receive their original issue price plus unpaid dividends.

All shares may be redeemed at the holder’s option after six years from the date of issuance. The redemption dates are August 2014 for Series A and B shares, August 2016 for Series C or D shares and December 2021 for Series E, or after satisfaction of all amounts due under loans extended to the Company by the holders (see Note 6). Redemption is mandatory in the case of a qualified public offering of the Company’s common stock.

The agreement between the stockholders also provides for various rights of electing the members of the Company’s Board of Directors (Board) and requires consents as to the sale of the Company.

In connection with the acquisition discussed in Note 2, the Company issued warrants to an outside entity for investment banker services to allow the entity to purchase 5,389 Class A common shares for $1 per share. No value was ascribed to the warrants. The warrants expire in August 2020.

10.	MAJOR CUSTOMERS

Sales to major customers and accounts receivable balances for the years ended December 31, are as follows:

	2019		2018
	Percent of Sales	Percent of Accounts Receivable at December 31	Percent of Sales	Percent of Accounts Receivable at December 31
Customer A	15%	17%	4%	4%
Customer B	11%	1%	19%	6%
Customer C	7%	12%	17%	14%

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.	RELATED PARTIES

The Company pays a management service fee to certain stockholders. In August 2010, the Company and stockholder entered into an agreement deferring payment until the Board decides payments may resume; however, the fee continues to accrue. In 2019, the Company started to make these payments to a stockholder again which totaled $198,529. Total expense for each of the years ended December 31, 2019 and 2018 was $225,000. Included in accrued expenses at December 31, 2019 and 2018 are fees of $1,938,971 and $1,912,500, respectively, that remain payable.

As discussed in Note 5, the Company has a line-of-credit and a subordinated note payable with the same stockholder. Interest expense for the years ended December 31, 2019 and 2018 was $851,752 and $841,797, respectively, on these agreements.

12.	SELF-FUNDED INSURANCE PLAN

The Company maintains a partially self-funded insurance plan for employee medical coverage. The plan has stop-loss insurance that limits the Company’s losses during the policy period to $50,000 per person or an aggregate stop-loss of 125% of the expected incurred claims expense up to approximately $1,081,000.